Form U-12(I)-B

                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                          Three year period ending 2002

                      FORM U-12(I)-B (THREE-YEAR STATEMENT)

                     Statement Pursuant to Section 12(i) of
                   Public Utility Holding Company Act of 1935 by a Person Regularly Employed or Retained by a Registered Holding Company
                  or a Subsidiary Thereof and Whose Employment
                      Contemplates Only Routine Expenses as
                             Specified in Rule 71(b)
  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement.

                  Philip C. Ackerman
                  10 Lafayette Square
                  Buffalo, New York 14203

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph
(b) of Rule U-71.

                  None

3. Registered   holding  companies  and  subsidiary   companies  by  which  the
undersigned is regularly employed or retained.

                  National Fuel Gas Company (registered holding company) National Fuel Gas Distribution Corporation (subsidiary) National Fuel Gas Supply Corporation (subsidiary) Data-Track Account Services, Inc. (subsidiary)
                  Horizon Energy Development, Inc. (subsidiary)
                  Horizon Energy Holdings, Inc.  (subsidiary)
                  Highland Land & Minerals, Inc.  (subsidiary)
                  Seneca Resources Corporation  (subsidiary)

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

         The undersigned is the President of National Fuel Gas Company, Director of National Fuel Gas Distribution Corporation, Executive Vice President of National Fuel Gas Supply Corporation, President of Data-Track Account Services, Inc., President of Horizon Energy Development, Inc., President of Horizon Energy Holdings, Inc., Director of Highland Land & Minerals, Inc., and Director of Seneca Resources Corporation. He will represent National Fuel Gas system companies, as and when appropriate, in connection with various matters before the Securities and Exchange Commission, the Federal Energy Regulatory Commission, Congress, and the staffs, members or subcommittees thereof.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

         Philip C. Ackerman                 National Fuel Gas Company

                  Salary or other compensations

         received                           to be received
           (a)                                   (b)
         1997     *                         2000     *
         1998     *                         2001     *
         1999     *                         2002     *

         *        Filed Under Confidential Treatment Pursuant to Rule 104(b)

    (b)  Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4, above, and the source or sources of reimbursement for same.

   (a)   Total amount of routine expenses charged to client:    0
                                                              -----
   (b)   Itemized list of all other expenses:  No other expenses.


Date:  June 5, 2000                   (Signed)  /s/ Philip C. Ackerman
                                                --------------------------------

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.

Rule U-71. Statements to be filed pursuant to Section 12(i) of the Act.

   (a) Ten-day statement - Any person who engages in any activity within the scope of Section 12 (i) of the Act, shall file with the Commission within 10 days after the date of such activity a statement on Form U-12(I)-A, except as to activity within the scope of any advance statement on Form U-12(I)-B, which is duly filed in accordance with paragraph (b).

   (b) Advance statement - An advance statement, covering anticipated activity for the remainder of the present calendar year and the next two calendar years, may be filed on Form U-12(I)-B by any person (whether or not the compensation of such person has been fixed in advance) who is a salaried officer or employee or an attorney, accountant or other expert regularly retained by any company or by companies in the same holding company system, or any person specially retained in connection with a particular proceeding or enterprise which is expected to involve a series of appearances or activities, if such employment or retainer does not contemplate any expenses other than ordinary personal, traveling or sustenance expenses, stationery, postage, telephone, telecopier and telegraphic service, stenographic and clerical assistance, expenditures for the printing of briefs or other documents to be submitted to any agencies specified in section 12(i) of the Act, and similar items. [Amended in Release No. 35-26031 (P. 85.337) effective May 31, 1994. 59 F.R. 21922.]

   (c) Supplemental statement - Any person filing an advance statement on Form U-12(I)-B shall file a supplement to such advance statement within 30 days after the end of the period covered thereby, and in no event later than January 30th of the following year, giving the information specified in Items 5 and 6 thereof. Any such person renewing such advance statement may combine the renewal and supplement in the same statement.



                                 Form U-12(I)-B

                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                          Three year period ending 2002

                      FORM U-12(I)-B (THREE-YEAR STATEMENT)

                     Statement Pursuant to Section 12(i) of
                   Public Utility Holding Company Act of 1935 by a Person Regularly Employed or Retained by a Registered Holding Company
                  or a Subsidiary Thereof and Whose Employment
                      Contemplates Only Routine Expenses as
                             Specified in Rule 71(b)
  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement.

                  Paula M. Ciprich
                  10 Lafayette Square
                  Buffalo, New York 14203

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph
(b) of Rule U-71.

                  None

3. Registered   holding  companies  and  subsidiary   companies  by  which  the
undersigned is regularly employed or retained.

                  National Fuel Gas Company (registered holding company) National Fuel Gas Distribution Corporation (subsidiary)

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

         The undersigned is the General Counsel and Assistant Secretary of National Fuel Gas Distribution Corporation. She will represent National Fuel Gas system companies, as and when appropriate, in connection with various matters before the Securities and Exchange Commission, the Federal Energy Regulatory Commission, Congress, and the staffs, members or subcommittees thereof.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

         Paula M. Ciprich             National Fuel Gas Distribution Corporation

                  Salary or other compensations

         received                           to be received
           (a)                                   (b)
         1997     *                         2000    *
         1998     *                         2001    *
         1999     *                         2002    *

         *        Filed Under Confidential Treatment Pursuant to Rule 104(b)

    (b)  Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4, above, and the source or sources of reimbursement for same.

   (a)   Total amount of routine expenses charged to client:  $4,204.33
                                                              ---------
   (b)   Itemized list of all other expenses:  No other expenses.


Date:  June 7, 2000              (Signed)  /s/  Paula M. Ciprich
                                           -------------------------------------

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.

Rule U-71. Statements to be filed pursuant to Section 12(i) of the Act.

   (a) Ten-day statement - Any person who engages in any activity within the scope of Section 12 (i) of the Act, shall file with the Commission within 10 days after the date of such activity a statement on Form U-12(I)-A, except as to activity within the scope of any advance statement on Form U-12(I)-B, which is duly filed in accordance with paragraph (b).

   (b) Advance statement - An advance statement, covering anticipated activity for the remainder of the present calendar year and the next two calendar years, may be filed on Form U-12(I)-B by any person (whether or not the compensation of such person has been fixed in advance) who is a salaried officer or employee or an attorney, accountant or other expert regularly retained by any company or by companies in the same holding company system, or any person specially retained in connection with a particular proceeding or enterprise which is expected to involve a series of appearances or activities, if such employment or retainer does not contemplate any expenses other than ordinary personal, traveling or sustenance expenses, stationery, postage, telephone, telecopier and telegraphic service, stenographic and clerical assistance, expenditures for the printing of briefs or other documents to be submitted to any agencies specified in section 12(i) of the Act, and similar items. [Amended in Release No. 35-26031 (P. 85.337) effective May 31, 1994. 59 F.R. 21922.]

   (c) Supplemental statement - Any person filing an advance statement on Form U-12(I)-B shall file a supplement to such advance statement within 30 days after the end of the period covered thereby, and in no event later than January 30th of the following year, giving the information specified in Items 5 and 6 thereof. Any such person renewing such advance statement may combine the renewal and supplement in the same statement.



                                 Form U-12(I)-B

                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                          Three year period ending 2002

                      FORM U-12(I)-B (THREE-YEAR STATEMENT)

                     Statement Pursuant to Section 12(i) of
                   Public Utility Holding Company Act of 1935 by a Person Regularly Employed or Retained by a Registered Holding Company
                  or a Subsidiary Thereof and Whose Employment
                      Contemplates Only Routine Expenses as
                             Specified in Rule 71(b)
  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement.

                  Julie A. Coppola
                  10 Lafayette Square
                  Buffalo, New York 14203

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph
(b) of Rule U-71.

                  None

3. Registered   holding  companies  and  subsidiary   companies  by  which  the
undersigned is regularly employed or retained.

                  National Fuel Gas Company (registered holding company) National Fuel Gas Distribution Corporation (subsidiary)

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

         The undersigned is the Manager of Corporate Communications for National Fuel Gas Distribution Corporation. She will represent National Fuel Gas system companies, as and when appropriate, in connection with various matters before the Securities and Exchange Commission, the Federal Energy Regulatory Commission, Congress, and the staffs, members or subcommittees thereof.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

         Julie A. Coppola             National Fuel Gas Distribution Corporation

                  Salary or other compensations

         received                           to be received
           (a)                                    (b)
         1997     *                         2000     *
         1998     *                         2001     *
         1999     *                         2002     *

         *        Filed Under Confidential Treatment Pursuant to Rule 104(b)

    (b)  Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4, above, and the source or sources of reimbursement for same.

   (a)   Total amount of routine expenses charged to client:    0
                                                              -----
   (b)   Itemized list of all other expenses:  No other expenses.


Date:  June 8, 2000            (Signed)  /s/  Julie A. Coppola
                                         ---------------------------------------

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.

Rule U-71. Statements to be filed pursuant to Section 12(i) of the Act.

   (a) Ten-day statement - Any person who engages in any activity within the scope of Section 12 (i) of the Act, shall file with the Commission within 10 days after the date of such activity a statement on Form U-12(I)-A, except as to activity within the scope of any advance statement on Form U-12(I)-B, which is duly filed in accordance with paragraph (b).

   (b) Advance statement - An advance statement, covering anticipated activity for the remainder of the present calendar year and the next two calendar years, may be filed on Form U-12(I)-B by any person (whether or not the compensation of such person has been fixed in advance) who is a salaried officer or employee or an attorney, accountant or other expert regularly retained by any company or by companies in the same holding company system, or any person specially retained in connection with a particular proceeding or enterprise which is expected to involve a series of appearances or activities, if such employment or retainer does not contemplate any expenses other than ordinary personal, traveling or sustenance expenses, stationery, postage, telephone, telecopier and telegraphic service, stenographic and clerical assistance, expenditures for the printing of briefs or other documents to be submitted to any agencies specified in section 12(i) of the Act, and similar items. [Amended in Release No. 35-26031 (P. 85.337) effective May 31, 1994. 59 F.R. 21922.]

   (c) Supplemental statement - Any person filing an advance statement on Form U-12(I)-B shall file a supplement to such advance statement within 30 days after the end of the period covered thereby, and in no event later than January 30th of the following year, giving the information specified in Items 5 and 6 thereof. Any such person renewing such advance statement may combine the renewal and supplement in the same statement.



                                 Form U-12(I)-B

                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                          Three year period ending 2002

                      FORM U-12(I)-B (THREE-YEAR STATEMENT)

                     Statement Pursuant to Section 12(i) of
                   Public Utility Holding Company Act of 1935 by a Person Regularly Employed or Retained by a Registered Holding Company
                  or a Subsidiary Thereof and Whose Employment
                      Contemplates Only Routine Expenses as
                             Specified in Rule 71(b)
  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement.

                  Alice A. Curtiss
                  10 Lafayette Square
                  Buffalo, New York 14203

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph
(b) of Rule U-71.

                  None

3. Registered   holding  companies  and  subsidiary   companies  by  which  the
undersigned is regularly employed or retained.

                  National Fuel Gas Company (registered holding company) National Fuel Gas Distribution Corporation (subsidiary)

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

         The undersigned is the Senior Regulatory Attorney for National Fuel Gas Distribution Corporation. She will represent National Fuel Gas system companies, as and when appropriate, in connection with various matters before the Securities and Exchange Commission, the Federal Energy Regulatory Commission, Congress, and the staffs, members or subcommittees thereof.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

         Alice A. Curtiss             National Fuel Gas Distribution Corporation

                  Salary or other compensations

         received                           to be received
           (a)                                    (b)
         1997     *                         2000     *
         1998     *                         2001     *
         1999     *                         2002     *

         *        Filed Under Confidential Treatment Pursuant to Rule 104(b)

    (b)  Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4, above, and the source or sources of reimbursement for same.

   (a)   Total amount of routine expenses charged to client:    0
                                                              -----
   (b)   Itemized list of all other expenses:  No other expenses.


Date:  June 6, 2000          (Signed)  /s/  Alice A. Curtiss
                                     -------------------------------------------

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.

Rule U-71. Statements to be filed pursuant to Section 12(i) of the Act.

   (a) Ten-day statement - Any person who engages in any activity within the scope of Section 12 (i) of the Act, shall file with the Commission within 10 days after the date of such activity a statement on Form U-12(I)-A, except as to activity within the scope of any advance statement on Form U-12(I)-B, which is duly filed in accordance with paragraph (b).

   (b) Advance statement - An advance statement, covering anticipated activity for the remainder of the present calendar year and the next two calendar years, may be filed on Form U-12(I)-B by any person (whether or not the compensation of such person has been fixed in advance) who is a salaried officer or employee or an attorney, accountant or other expert regularly retained by any company or by companies in the same holding company system, or any person specially retained in connection with a particular proceeding or enterprise which is expected to involve a series of appearances or activities, if such employment or retainer does not contemplate any expenses other than ordinary personal, traveling or sustenance expenses, stationery, postage, telephone, telecopier and telegraphic service, stenographic and clerical assistance, expenditures for the printing of briefs or other documents to be submitted to any agencies specified in section 12(i) of the Act, and similar items. [Amended in Release No. 35-26031 (P. 85.337) effective May 31, 1994. 59 F.R. 21922.]

   (c) Supplemental statement - Any person filing an advance statement on Form U-12(I)-B shall file a supplement to such advance statement within 30 days after the end of the period covered thereby, and in no event later than January 30th of the following year, giving the information specified in Items 5 and 6 thereof. Any such person renewing such advance statement may combine the renewal and supplement in the same statement.



                                 Form U-12(I)-B

                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                          Three year period ending 2002

                      FORM U-12(I)-B (THREE-YEAR STATEMENT)

                     Statement Pursuant to Section 12(i) of
                   Public Utility Holding Company Act of 1935 by a Person Regularly Employed or Retained by a Registered Holding Company
                  or a Subsidiary Thereof and Whose Employment
                      Contemplates Only Routine Expenses as
                             Specified in Rule 71(b)
  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement.

                  Jon T. Gallinger
                  10 Lafayette Square
                  Buffalo, New York 14203

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph
(b) of Rule U-71.

                  None

3. Registered   holding  companies  and  subsidiary   companies  by  which  the
undersigned is regularly employed or retained.

                  National Fuel Gas Company (registered holding company) National Fuel Gas Distribution Corporation (subsidiary)

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

         The undersigned is the Manager of Government Affairs for National Fuel Gas Distribution Corporation. He will represent National Fuel Gas system companies, as and when appropriate, in connection with various matters before the Securities and Exchange Commission, the Federal Energy Regulatory Commission, Congress, and the staffs, members or subcommittees thereof.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

         Jon T. Gallinger             National Fuel Gas Distribution Corporation

                  Salary or other compensations

         received                   to be received
           (a)                            (b)
         1997     *                 2000    *
         1998     *                 2001    *
         1999     *                 2002    *

         *        Filed Under Confidential Treatment Pursuant to Rule 104(b)

    (b)  Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4, above, and the source or sources of reimbursement for same.

   (a) Total amount of routine expenses charged to client:  $14,700
                                                            -------
   (b) Itemized list of all other expenses:  No other expenses.


Date:  June 20, 2000            (Signed)  /s/  Jon T. Gallinger
                                        ----------------------------------------

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.

Rule U-71. Statements to be filed pursuant to Section 12(i) of the Act.

   (a) Ten-day statement - Any person who engages in any activity within the scope of Section 12 (i) of the Act, shall file with the Commission within 10 days after the date of such activity a statement on Form U-12(I)-A, except as to activity within the scope of any advance statement on Form U-12(I)-B, which is duly filed in accordance with paragraph (b).

   (b) Advance statement - An advance statement, covering anticipated activity for the remainder of the present calendar year and the next two calendar years, may be filed on Form U-12(I)-B by any person (whether or not the compensation of such person has been fixed in advance) who is a salaried officer or employee or an attorney, accountant or other expert regularly retained by any company or by companies in the same holding company system, or any person specially retained in connection with a particular proceeding or enterprise which is expected to involve a series of appearances or activities, if such employment or retainer does not contemplate any expenses other than ordinary personal, traveling or sustenance expenses, stationery, postage, telephone, telecopier and telegraphic service, stenographic and clerical assistance, expenditures for the printing of briefs or other documents to be submitted to any agencies specified in section 12(i) of the Act, and similar items. [Amended in Release No. 35-26031 (P. 85.337) effective May 31, 1994. 59 F.R. 21922.]

   (c) Supplemental statement - Any person filing an advance statement on Form U-12(I)-B shall file a supplement to such advance statement within 30 days after the end of the period covered thereby, and in no event later than January 30th of the following year, giving the information specified in Items 5 and 6 thereof. Any such person renewing such advance statement may combine the renewal and supplement in the same statement.



                                 Form U-12(I)-B

                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                          Three year period ending 2002

                      FORM U-12(I)-B (THREE-YEAR STATEMENT)

                     Statement Pursuant to Section 12(i) of
                   Public Utility Holding Company Act of 1935 by a Person Regularly Employed or Retained by a Registered Holding Company
                  or a Subsidiary Thereof and Whose Employment
                      Contemplates Only Routine Expenses as
                             Specified in Rule 71(b)
  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement.

                  Kenneth M. Gossel
                  10 Lafayette Square
                  Buffalo, New York 14203

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph
(b) of Rule U-71.

                  None

3.  Registered   holding  companies  and  subsidiary   companies  by  which  the
undersigned is regularly employed or retained.

                  National Fuel Gas Company (registered holding company) National Fuel Gas Distribution Corporation (subsidiary)

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

         The undersigned is a Senior Attorney for National Fuel Gas Distribution Corporation. He will represent National Fuel Gas system companies, as and when appropriate, in connection with various matters before the Securities and Exchange Commission, the Federal Energy Regulatory Commission, Congress, and the staffs, members or subcommittees thereof.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

         Kenneth M. Gossel            National Fuel Gas Distribution Corporation


                  Salary or other compensations

         received                           to be received
           (a)                                    (b)
         1997     Not Applicable            2000     *
         1998     Not Applicable            2001     *
         1999     Not Applicable            2002     *

         *        Filed Under Confidential Treatment Pursuant to Rule 104(b)

    (b)  Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4, above, and the source or sources of reimbursement for same.

   (a)   Total amount of routine expenses charged to client:    0
                                                              -----
   (b)   Itemized list of all other expenses:  No other expenses.


Date:  June 5, 2000             (Signed)  /s/   Kenneth M. Gossel
                                          --------------------------------------

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.

Rule U-71. Statements to be filed pursuant to Section 12(i) of the Act.

   (a) Ten-day statement - Any person who engages in any activity within the scope of Section 12 (i) of the Act, shall file with the Commission within 10 days after the date of such activity a statement on Form U-12(I)-A, except as to activity within the scope of any advance statement on Form U-12(I)-B, which is duly filed in accordance with paragraph (b).

   (b) Advance statement - An advance statement, covering anticipated activity for the remainder of the present calendar year and the next two calendar years, may be filed on Form U-12(I)-B by any person (whether or not the compensation of such person has been fixed in advance) who is a salaried officer or employee or an attorney, accountant or other expert regularly retained by any company or by companies in the same holding company system, or any person specially retained in connection with a particular proceeding or enterprise which is expected to involve a series of appearances or activities, if such employment or retainer does not contemplate any expenses other than ordinary personal, traveling or sustenance expenses, stationery, postage, telephone, telecopier and telegraphic service, stenographic and clerical assistance, expenditures for the printing of briefs or other documents to be submitted to any agencies specified in section 12(i) of the Act, and similar items. [Amended in Release No. 35-26031 (P. 85.337) effective May 31, 1994. 59 F.R. 21922.]

   (c) Supplemental statement - Any person filing an advance statement on Form U-12(I)-B shall file a supplement to such advance statement within 30 days after the end of the period covered thereby, and in no event later than January 30th of the following year, giving the information specified in Items 5 and 6 thereof. Any such person renewing such advance statement may combine the renewal and supplement in the same statement.



                                 Form U-12(I)-B

                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                          Three year period ending 2002

                      FORM U-12(I)-B (THREE-YEAR STATEMENT)

                     Statement Pursuant to Section 12(i) of
                   Public Utility Holding Company Act of 1935 by a Person Regularly Employed or Retained by a Registered Holding Company
                  or a Subsidiary Thereof and Whose Employment
                      Contemplates Only Routine Expenses as
                             Specified in Rule 71(b)
  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement.

                  Ronald C. Kraemer
                  10 Lafayette Square
                  Buffalo, New York 14203

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph
(b) of Rule U-71.

                  None

3. Registered   holding  companies  and  subsidiary   companies  by  which  the
undersigned is regularly employed or retained.

                  National Fuel Gas Company (registered holding company) National Fuel Gas Supply Corporation (subsidiary)

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

         The undersigned is the General Manager of Interstate Marketing for National Fuel Gas Supply Corporation. He will represent National Fuel Gas system companies, as and when appropriate, in connection with various matters before the Securities and Exchange Commission, the Federal Energy Regulatory Commission, Congress, and the staffs, members or subcommittees thereof.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

         Ronald C. Kraemer                  National Fuel Gas Supply Corporation

                  Salary or other compensations

         received                           to be received
           (a)                                    (b)
         1997     *                         2000     *
         1998     *                         2001     *
         1999     *                         2002     *

         *        Filed Under Confidential Treatment Pursuant to Rule 104(b)

    (b)  Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4, above, and the source or sources of reimbursement for same.

   (a)   Total amount of routine expenses charged to client:    0
                                                              -----
   (b)   Itemized list of all other expenses:  No other expenses.


Date:  June 15, 2000           (Signed)  /s/  Ronald C. Kraemer
                                         ---------------------------------------

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.

Rule U-71. Statements to be filed pursuant to Section 12(i) of the Act.

   (a) Ten-day statement - Any person who engages in any activity within the scope of Section 12 (i) of the Act, shall file with the Commission within 10 days after the date of such activity a statement on Form U-12(I)-A, except as to activity within the scope of any advance statement on Form U-12(I)-B, which is duly filed in accordance with paragraph (b).

   (b) Advance statement - An advance statement, covering anticipated activity for the remainder of the present calendar year and the next two calendar years, may be filed on Form U-12(I)-B by any person (whether or not the compensation of such person has been fixed in advance) who is a salaried officer or employee or an attorney, accountant or other expert regularly retained by any company or by companies in the same holding company system, or any person specially retained in connection with a particular proceeding or enterprise which is expected to involve a series of appearances or activities, if such employment or retainer does not contemplate any expenses other than ordinary personal, traveling or sustenance expenses, stationery, postage, telephone, telecopier and telegraphic service, stenographic and clerical assistance, expenditures for the printing of briefs or other documents to be submitted to any agencies specified in section 12(i) of the Act, and similar items. [Amended in Release No. 35-26031 (P. 85.337) effective May 31, 1994. 59 F.R. 21922.]

   (c) Supplemental statement - Any person filing an advance statement on Form U-12(I)-B shall file a supplement to such advance statement within 30 days after the end of the period covered thereby, and in no event later than January 30th of the following year, giving the information specified in Items 5 and 6 thereof. Any such person renewing such advance statement may combine the renewal and supplement in the same statement.



                                 Form U-12(I)-B

                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                          Three year period ending 2002

                      FORM U-12(I)-B (THREE-YEAR STATEMENT)

                     Statement Pursuant to Section 12(i) of
                   Public Utility Holding Company Act of 1935 by a Person Regularly Employed or Retained by a Registered Holding Company
                  or a Subsidiary Thereof and Whose Employment
                      Contemplates Only Routine Expenses as
                             Specified in Rule 71(b)
  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement.

                  Gary L. Morrison
                  10 Lafayette Square
                  Buffalo, New York 14203

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph
(b) of Rule U-71.

                  None

3. Registered   holding  companies  and  subsidiary   companies  by  which  the
undersigned is regularly employed or retained.

                  National Fuel Gas Company (registered holding company) National Fuel Gas Distribution Corporation (subsidiary)

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

         The undersigned is the General Manager of Government Affairs for National Fuel Gas Distribution Corporation. He will represent National Fuel Gas system companies, as and when appropriate, in connection with various matters before the Securities and Exchange Commission, the Federal Energy Regulatory Commission, Congress, and the staffs, members or subcommittees thereof.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

         Gary L. Morrison             National Fuel Gas Distribution Corporation


                  Salary or other compensations

         received                           to be received
           (a)                                    (b)
         1997     *                         2000     *
         1998     *                         2001     *
         1999     *                         2002     *

         *        Filed Under Confidential Treatment Pursuant to Rule 104(b)

    (b)  Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4, above, and the source or sources of reimbursement for same.

   (a)   Total amount of routine expenses charged to client:    0
                                                              -----
   (b)   Itemized list of all other expenses:  No other expenses.


Date:  June 16, 2000             (Signed)  /s/   Gary L. Morrison
                                           -------------------------------------

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.

Rule U-71. Statements to be filed pursuant to Section 12(i) of the Act.

   (a) Ten-day statement - Any person who engages in any activity within the scope of Section 12 (i) of the Act, shall file with the Commission within 10 days after the date of such activity a statement on Form U-12(I)-A, except as to activity within the scope of any advance statement on Form U-12(I)-B, which is duly filed in accordance with paragraph (b).

   (b) Advance statement - An advance statement, covering anticipated activity for the remainder of the present calendar year and the next two calendar years, may be filed on Form U-12(I)-B by any person (whether or not the compensation of such person has been fixed in advance) who is a salaried officer or employee or an attorney, accountant or other expert regularly retained by any company or by companies in the same holding company system, or any person specially retained in connection with a particular proceeding or enterprise which is expected to involve a series of appearances or activities, if such employment or retainer does not contemplate any expenses other than ordinary personal, traveling or sustenance expenses, stationery, postage, telephone, telecopier and telegraphic service, stenographic and clerical assistance, expenditures for the printing of briefs or other documents to be submitted to any agencies specified in section 12(i) of the Act, and similar items. [Amended in Release No. 35-26031 (P. 85.337) effective May 31, 1994. 59 F.R. 21922.]

   (c) Supplemental statement - Any person filing an advance statement on Form U-12(I)-B shall file a supplement to such advance statement within 30 days after the end of the period covered thereby, and in no event later than January 30th of the following year, giving the information specified in Items 5 and 6 thereof. Any such person renewing such advance statement may combine the renewal and supplement in the same statement.



                                 Form U-12(I)-B

                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                          Three year period ending 2002

                      FORM U-12(I)-B (THREE-YEAR STATEMENT)

                     Statement Pursuant to Section 12(i) of
                   Public Utility Holding Company Act of 1935 by a Person Regularly Employed or Retained by a Registered Holding Company
                  or a Subsidiary Thereof and Whose Employment
                      Contemplates Only Routine Expenses as
                             Specified in Rule 71(b)
  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement.

                  Sarah J. Mugel
                  10 Lafayette Square
                  Buffalo, New York 14203

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph
(b) of Rule U-71.

                  None

3.  Registered   holding  companies  and  subsidiary   companies  by  which  the
undersigned is regularly employed or retained.

                  National Fuel Gas Company (registered holding company) National Fuel Gas Distribution Corporation (subsidiary)

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

         The undersigned is the Manager of Human Resources and was formerly In-House Attorney for National Fuel Gas Distribution Corporation. She represented National Fuel Gas system companies, as and when appropriate, in connection with various matters before the Securities and Exchange Commission, the Federal Energy Regulatory Commission, Congress, and the staffs, members or subcommittees thereof.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

         Sarah J. Mugel               National Fuel Gas Distribution Corporation

                  Salary or other compensations

         received                           to be received
           (a)                                    (b)
         1997     *                         2000     Not Applicable
         1998     *                         2001     Not Applicable
         1999     *                         2002     Not Applicable

         *        Filed Under Confidential Treatment Pursuant to Rule 104(b)

    (b)  Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4, above, and the source or sources of reimbursement for same.

   (a)   Total amount of routine expenses charged to client:    0
                                                              -----
   (b)   Itemized list of all other expenses:  No other expenses.


Date:  June 14, 2000            (Signed)  /s/  Sarah J. Mugel
                                          --------------------------------------

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.

Rule U-71. Statements to be filed pursuant to Section 12(i) of the Act.

   (a) Ten-day statement - Any person who engages in any activity within the scope of Section 12 (i) of the Act, shall file with the Commission within 10 days after the date of such activity a statement on Form U-12(I)-A, except as to activity within the scope of any advance statement on Form U-12(I)-B, which is duly filed in accordance with paragraph (b).

   (b) Advance statement - An advance statement, covering anticipated activity for the remainder of the present calendar year and the next two calendar years, may be filed on Form U-12(I)-B by any person (whether or not the compensation of such person has been fixed in advance) who is a salaried officer or employee or an attorney, accountant or other expert regularly retained by any company or by companies in the same holding company system, or any person specially retained in connection with a particular proceeding or enterprise which is expected to involve a series of appearances or activities, if such employment or retainer does not contemplate any expenses other than ordinary personal, traveling or sustenance expenses, stationery, postage, telephone, telecopier and telegraphic service, stenographic and clerical assistance, expenditures for the printing of briefs or other documents to be submitted to any agencies specified in section 12(i) of the Act, and similar items. [Amended in Release No. 35-26031 (P. 85.337) effective May 31, 1994. 59 F.R. 21922.]

   (c) Supplemental statement - Any person filing an advance statement on Form U-12(I)-B shall file a supplement to such advance statement within 30 days after the end of the period covered thereby, and in no event later than January 30th of the following year, giving the information specified in Items 5 and 6 thereof. Any such person renewing such advance statement may combine the renewal and supplement in the same statement.



                                 Form U-12(I)-B

                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                          Three year period ending 2002

                      FORM U-12(I)-B (THREE-YEAR STATEMENT)

                     Statement Pursuant to Section 12(i) of
                   Public Utility Holding Company Act of 1935 by a Person Regularly Employed or Retained by a Registered Holding Company
                  or a Subsidiary Thereof and Whose Employment
                      Contemplates Only Routine Expenses as
                             Specified in Rule 71(b)
  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement.

                  James R. Peterson
                  10 Lafayette Square
                  Buffalo, New York 14203

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph
(b) of Rule U-71.

                  None

3. Registered   holding  companies  and  subsidiary   companies  by  which  the
undersigned is regularly employed or retained.

                  National Fuel Gas Company (registered holding company) National Fuel Gas Supply Corporation (subsidiary)

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

         The undersigned is the Assistant Secretary of National Fuel Gas Company and General Counsel of National Fuel Gas Supply Corporation. He will represent National Fuel Gas system companies, as and when appropriate, in connection with various matters before the Securities and Exchange Commission, the Federal Energy Regulatory Commission, Congress, and the staffs, members or subcommittees thereof.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

         James R. Peterson                  National Fuel Gas Supply Corporation


                  Salary or other compensations

         received                           to be received
           (a)                                    (b)
         1997     *                         2000     *
         1998     *                         2001     *
         1999     *                         2002     *

         *        Filed Under Confidential Treatment Pursuant to Rule 104(b)

    (b)  Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4, above, and the source or sources of reimbursement for same.

   (a)   Total amount of routine expenses charged to client:    0
                                                              -----
   (b)   Itemized list of all other expenses:  No other expenses.


Date:  June 13, 2000             (Signed)  /s/  James R. Peterson
                                           -------------------------------------

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.

   (a) Ten-day statement - Any person who engages in any activity within the scope of Section 12 (i) of the Act, shall file with the Commission within 10 days after the date of such activity a statement on Form U-12(I)-A, except as to activity within the scope of any advance statement on Form U-12(I)-B, which is duly filed in accordance with paragraph (b).

Rule U-71. Statements to be filed pursuant to Section 12(i) of the Act.

   (b) Advance statement - An advance statement, covering anticipated activity for the remainder of the present calendar year and the next two calendar years, may be filed on Form U-12(I)-B by any person (whether or not the compensation of such person has been fixed in advance) who is a salaried officer or employee or an attorney, accountant or other expert regularly retained by any company or by companies in the same holding company system, or any person specially retained in connection with a particular proceeding or enterprise which is expected to involve a series of appearances or activities, if such employment or retainer does not contemplate any expenses other than ordinary personal, traveling or sustenance expenses, stationery, postage, telephone, telecopier and telegraphic service, stenographic and clerical assistance, expenditures for the printing of briefs or other documents to be submitted to any agencies specified in section 12(i) of the Act, and similar items. [Amended in Release No. 35-26031 (P. 85.337) effective May 31, 1994. 59 F.R. 21922.]

   (c) Supplemental statement - Any person filing an advance statement on Form U-12(I)-B shall file a supplement to such advance statement within 30 days after the end of the period covered thereby, and in no event later than January 30th of the following year, giving the information specified in Items 5 and 6 thereof. Any such person renewing such advance statement may combine the renewal and supplement in the same statement.



                                 Form U-12(I)-B

                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                          Three year period ending 2002

                      FORM U-12(I)-B (THREE-YEAR STATEMENT)

                     Statement Pursuant to Section 12(i) of
                   Public Utility Holding Company Act of 1935 by a Person Regularly Employed or Retained by a Registered Holding Company
                  or a Subsidiary Thereof and Whose Employment
                      Contemplates Only Routine Expenses as
                             Specified in Rule 71(b)
  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement.

                  John R. Pustulka
                  10 Lafayette Square
                  Buffalo, New York 14203

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph
(b) of Rule U-71.

                  None

3. Registered   holding  companies  and  subsidiary   companies  by  which  the
undersigned is regularly employed or retained.

                  National Fuel Gas Company (registered holding company) National Fuel Gas Supply Corporation (subsidiary)

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

         The  undersigned  is a Vice  President  of  National  Fuel  Gas  Supply
Corporation. He will represent National Fuel Gas system companies, as and when appropriate, in connection with various matters before the Securities and Exchange Commission, the Federal Energy Regulatory Commission, Congress, and the staffs, members or subcommittees thereof.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

         John R. Pustulka                   National Fuel Gas Supply Corporation

                  Salary or other compensations

         received                           to be received
           (a)                                    (b)
         1997     *                         2000     *
         1998     *                         2001     *
         1999     *                         2002     *

         *        Filed Under Confidential Treatment Pursuant to Rule 104(b)

    (b)  Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4, above, and the source or sources of reimbursement for same.

   (a)   Total amount of routine expenses charged to client:    0
                                                              -----
   (b)   Itemized list of all other expenses:  No other expenses.


Date:  June 5, 2000           (Signed)  /s/  John R. Pustulka
                                        ----------------------------------------

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.

Rule U-71. Statements to be filed pursuant to Section 12(i) of the Act.

   (a) Ten-day statement - Any person who engages in any activity within the scope of Section 12 (i) of the Act, shall file with the Commission within 10 days after the date of such activity a statement on Form U-12(I)-A, except as to activity within the scope of any advance statement on Form U-12(I)-B, which is duly filed in accordance with paragraph (b).

   (b) Advance statement - An advance statement, covering anticipated activity for the remainder of the present calendar year and the next two calendar years, may be filed on Form U-12(I)-B by any person (whether or not the compensation of such person has been fixed in advance) who is a salaried officer or employee or an attorney, accountant or other expert regularly retained by any company or by companies in the same holding company system, or any person specially retained in connection with a particular proceeding or enterprise which is expected to involve a series of appearances or activities, if such employment or retainer does not contemplate any expenses other than ordinary personal, traveling or sustenance expenses, stationery, postage, telephone, telecopier and telegraphic service, stenographic and clerical assistance, expenditures for the printing of briefs or other documents to be submitted to any agencies specified in section 12(i) of the Act, and similar items. [Amended in Release No. 35-26031 (P. 85.337) effective May 31, 1994. 59 F.R. 21922.]

   (c) Supplemental statement - Any person filing an advance statement on Form U-12(I)-B shall file a supplement to such advance statement within 30 days after the end of the period covered thereby, and in no event later than January 30th of the following year, giving the information specified in Items 5 and 6 thereof. Any such person renewing such advance statement may combine the renewal and supplement in the same statement.



                                 Form U-12(I)-B

                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                          Three year period ending 2002

                      FORM U-12(I)-B (THREE-YEAR STATEMENT)

                     Statement Pursuant to Section 12(i) of
                   Public Utility Holding Company Act of 1935 by a Person Regularly Employed or Retained by a Registered Holding Company
                  or a Subsidiary Thereof and Whose Employment
                      Contemplates Only Routine Expenses as
                             Specified in Rule 71(b)
  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement.

                  David W. Reitz
                  10 Lafayette Square
                  Buffalo, New York 14203

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph
(b) of Rule U-71.

                  None

3. Registered   holding  companies  and  subsidiary   companies  by  which  the
undersigned is regularly employed or retained.

                  National Fuel Gas Company (registered holding company) National Fuel Gas Supply Corporation (subsidiary)

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

         The undersigned is the Assistant General Counsel of National Fuel Gas Supply Corporation. He will represent National Fuel Gas system companies, as and when appropriate, in connection with various matters before the Securities and Exchange Commission, the Federal Energy Regulatory Commission, Congress, and the staffs, members or subcommittees thereof.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

         David W. Reitz                     National Fuel Gas Supply Corporation

                  Salary or other compensations

         received                           to be received
           (a)                                    (b)
         1997     *                         2000     *
         1998     *                         2001     *
         1999     *                         2002     *

         *        Filed Under Confidential Treatment Pursuant to 104(b)

    (b)  Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4, above, and the source or sources of reimbursement for same.

   (a) Total  amount of  routine  expenses  charged  to  client:  $1,515.20
                                                                  ---------
   (b) Itemized list of all other expenses: No other expenses.


Date:  June 7, 2000            (Signed)  /s/  David W. Reitz
                                         ---------------------------------------

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.

Rule U-71. Statements to be filed pursuant to Section 12 (i) of the Act.

   (a) Ten-day statement - Any person who engages in any activity within the scope of Section 12 (i) of the Act, shall file with the Commission within 10 days after the date of such activity a statement on Form U-12(I)-A, except as to activity within the scope of any advance statement on Form U-12(I)-B, which is duly filed in accordance with paragraph (b).

   (b) Advance statement - An advance statement, covering anticipated activity for the remainder of the present calendar year and the next two calendar years, may be filed on Form U-12(I)-B by any person (whether or not the compensation of such person has been fixed in advance) who is a salaried officer or employee or an attorney, accountant or other expert regularly retained by any company or by companies in the same holding company system, or any person specially retained in connection with a particular proceeding or enterprise which is expected to involve a series of appearances or activities, if such employment or retainer does not contemplate any expenses other than ordinary personal, traveling or sustenance expenses, stationery, postage, telephone, telecopier and telegraphic service, stenographic and clerical assistance, expenditures for the printing of briefs or other documents to be submitted to any agencies specified in section 12(i) of the Act, and similar items. [Amended in Release No. 35-26031 (P. 85.337) effective May 31, 1994. 59 F.R. 21922.]

   (c) Supplemental statement - Any person filing an advance statement on Form U-12(I)-B shall file a supplement to such advance statement within 30 days after the end of the period covered thereby, and in no event later than January 30th of the following year, giving the information specified in Items 5 and 6 thereof. Any such person renewing such advance statement may combine the renewal and supplement in the same statement.



                                 Form U-12(I)-B

                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                          Three year period ending 2002

                      FORM U-12(I)-B (THREE-YEAR STATEMENT)

                     Statement Pursuant to Section 12(i) of
                   Public Utility Holding Company Act of 1935 by a Person Regularly Employed or Retained by a Registered Holding Company
                  or a Subsidiary Thereof and Whose Employment
                      Contemplates Only Routine Expenses as
                             Specified in Rule 71(b)
  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement.

                  William A. Ross
                  10 Lafayette Square
                  Buffalo, New York 14203

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph
(b) of Rule U-71.

                  None

3. Registered   holding  companies  and  subsidiary   companies  by  which  the
undersigned is regularly employed or retained.

                  National Fuel Gas Company (registered holding company) National Fuel Gas Supply Corporation (subsidiary) Niagara Independence Marketing Company (subsidiary)

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

         The undersigned is the Vice President of National Fuel Gas Supply Corporation; and Director of Niagara Independence Marketing Company. He will represent National Fuel Gas system companies, as and when appropriate, in connection with various matters before the Securities and Exchange Commission, the Federal Energy Regulatory Commission, Congress, and the staffs, members or subcommittees thereof.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

         William A. Ross                    National Fuel Gas Supply Corporation

                  Salary or other compensations

         received                           to be received
           (a)                                    (b)
         1997     *                         2000     *
         1998     *                         2001     *
         1999     *                         2002     *

         *        Filed Under Confidential Treatment Pursuant to Rule 104(b)

    (b)  Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4, above, and the source or sources of reimbursement for same.

   (a)   Total amount of routine expenses charged to client:    0
                                                              -----
   (b)   Itemized list of all other expenses:  No other expenses.


Date:  June 7, 2000           (Signed)  /s/  William A. Ross
                                        ----------------------------------------

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.

Rule U-71. Statements to be filed pursuant to Section 12(i) of the Act.

   (a) Ten-day statement - Any person who engages in any activity within the scope of Section 12 (i) of the Act, shall file with the Commission within 10 days after the date of such activity a statement on Form U-12(I)-A, except as to activity within the scope of any advance statement on Form U-12(I)-B, which is duly filed in accordance with paragraph (b).

   (b) Advance statement - An advance statement, covering anticipated activity for the remainder of the present calendar year and the next two calendar years, may be filed on Form U-12(I)-B by any person (whether or not the compensation of such person has been fixed in advance) who is a salaried officer or employee or an attorney, accountant or other expert regularly retained by any company or by companies in the same holding company system, or any person specially retained in connection with a particular proceeding or enterprise which is expected to involve a series of appearances or activities, if such employment or retainer does not contemplate any expenses other than ordinary personal, traveling or sustenance expenses, stationery, postage, telephone, telecopier and telegraphic service, stenographic and clerical assistance, expenditures for the printing of briefs or other documents to be submitted to any agencies specified in section 12(i) of the Act, and similar items. [Amended in Release No. 35-26031 (P. 85.337) effective May 31, 1994. 59 F.R. 21922.]

   (c) Supplemental statement - Any person filing an advance statement on Form U-12(I)-B shall file a supplement to such advance statement within 30 days after the end of the period covered thereby, and in no event later than January 30th of the following year, giving the information specified in Items 5 and 6 thereof. Any such person renewing such advance statement may combine the renewal and supplement in the same statement.



                                 Form U-12(I)-B

                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                          Three year period ending 2002

                      FORM U-12(I)-B (THREE-YEAR STATEMENT)

                     Statement Pursuant to Section 12(i) of
                   Public Utility Holding Company Act of 1935 by a Person Regularly Employed or Retained by a Registered Holding Company
                  or a Subsidiary Thereof and Whose Employment
                      Contemplates Only Routine Expenses as
                             Specified in Rule 71(b)
  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement.

                  Dennis J. Seeley
                  10 Lafayette Square
                  Buffalo, New York 14203

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph
(b) of Rule U-71.

                  None

3. Registered   holding  companies  and  subsidiary   companies  by  which  the
undersigned is regularly employed or retained.

                  National Fuel Gas Company (registered holding company) National Fuel Gas Supply Corporation (subsidiary) National Fuel Gas Distribution Corporation (subsidiary)

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

         The undersigned is the President of National Fuel Gas Supply Corporation and Senior Vice President of National Fuel Gas Distribution Corporation. He will represent National Fuel Gas system companies, as and when appropriate, in connection with various matters before the Securities and Exchange Commission, the Federal Energy Regulatory Commission, Congress, and the staffs, members or subcommittees thereof.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

         Dennis J. Seeley                   National Fuel Gas Supply Corporation

                  Salary or other compensations

         received                           to be received
           (a)                                    (b)
         1997     *                         2000     *
         1998     *                         2001     *
         1999     *                         2002     *

         *        Filed Under Confidential Treatment Pursuant to Rule 104(b)

    (b)  Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4, above, and the source or sources of reimbursement for same.

   (a)   Total amount of routine expenses charged to client:    0
                                                              -----
   (b)   Itemized list of all other expenses:  No other expenses.


Date:  June 7, 2000           (Signed)  /s/  Dennis J. Seeley
                                        ----------------------------------------

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.

Rule U-71. Statements to be filed pursuant to Section 12(i) of the Act.

   (a) Ten-day statement - Any person who engages in any activity within the scope of Section 12 (i) of the Act, shall file with the Commission within 10 days after the date of such activity a statement on Form U-12(I)-A, except as to activity within the scope of any advance statement on Form U-12(I)-B, which is duly filed in accordance with paragraph (b).

   (b) Advance statement - An advance statement, covering anticipated activity for the remainder of the present calendar year and the next two calendar years, may be filed on Form U-12(I)-B by any person (whether or not the compensation of such person has been fixed in advance) who is a salaried officer or employee or an attorney, accountant or other expert regularly retained by any company or by companies in the same holding company system, or any person specially retained in connection with a particular proceeding or enterprise which is expected to involve a series of appearances or activities, if such employment or retainer does not contemplate any expenses other than ordinary personal, traveling or sustenance expenses, stationery, postage, telephone, telecopier and telegraphic service, stenographic and clerical assistance, expenditures for the printing of briefs or other documents to be submitted to any agencies specified in section 12(i) of the Act, and similar items. [Amended in Release No. 35-26031 (P. 85.337) effective May 31, 1994. 59 F.R. 21922.]

   (c) Supplemental statement - Any person filing an advance statement on Form U-12(I)-B shall file a supplement to such advance statement within 30 days after the end of the period covered thereby, and in no event later than January 30th of the following year, giving the information specified in Items 5 and 6 thereof. Any such person renewing such advance statement may combine the renewal and supplement in the same statement.



                                 Form U-12(I)-B

                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                          Three year period ending 2002

                      FORM U-12(I)-B (THREE-YEAR STATEMENT)

                     Statement Pursuant to Section 12(i) of
                   Public Utility Holding Company Act of 1935 by a Person Regularly Employed or Retained by a Registered Holding Company
                  or a Subsidiary Thereof and Whose Employment
                      Contemplates Only Routine Expenses as
                             Specified in Rule 71(b)
  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement.

                  David F. Smith
                  10 Lafayette Square
                  Buffalo, New York 14203

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph
(b) of Rule U-71.

                  None

3.  Registered   holding  companies  and  subsidiary   companies  by  which  the
undersigned is regularly employed or retained.

                  National Fuel Gas Company (registered holding company) National Fuel Gas Distribution Corporation (subsidiary) Seneca Resources Corporation (subsidiary)
                  Data-Track Account Services, Inc. (subsidiary)
                  National Fuel Resources, Inc. (subsidiary
                  NFR Power, Inc. (subsidiary)

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

         The undersigned is the President of National Fuel Gas Distribution Corporation, and a Director of Seneca Resources Corporation, Data-Track Account Services, Inc., National Fuel Resources, Inc. and NFR Power, Inc.. He will represent National Fuel Gas system companies, as and when appropriate, in connection with various matters before the Securities and Exchange Commission, the Federal Energy Regulatory Commission, Congress, and the staffs, members or subcommittees thereof.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

         David F. Smith          National Fuel Gas Distribution Corporation

                  Salary or other compensations

         received                           to be received
           (a)                                    (b)
         1997     *                         2000     *
         1998     *                         2001     *
         1999     *                         2002     *

         *        Filed Under Confidential Treatment Pursuant to Rule 104(b)

    (b)  Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4, above, and the source or sources of reimbursement for same.

   (a)   Total amount of routine expenses charged to client:    0
                                                              -----
   (b)   Itemized list of all other expenses:  No other expenses.


Date:  June 7, 2000         (Signed)  /s/  David F. Smith
                                      ------------------------------------------

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.

Rule U-71. Statements to be filed pursuant to Section 12(i) of the Act.

   (a) Ten-day statement - Any person who engages in any activity within the scope of Section 12 (i) of the Act, shall file with the Commission within 10 days after the date of such activity a statement on Form U-12(I)-A, except as to activity within the scope of any advance statement on Form U-12(I)-B, which is duly filed in accordance with paragraph (b).

   (b) Advance statement - An advance statement, covering anticipated activity for the remainder of the present calendar year and the next two calendar years, may be filed on Form U-12(I)-B by any person (whether or not the compensation of such person has been fixed in advance) who is a salaried officer or employee or an attorney, accountant or other expert regularly retained by any company or by companies in the same holding company system, or any person specially retained in connection with a particular proceeding or enterprise which is expected to involve a series of appearances or activities, if such employment or retainer does not contemplate any expenses other than ordinary personal, traveling or sustenance expenses, stationery, postage, telephone, telecopier and telegraphic service, stenographic and clerical assistance, expenditures for the printing of briefs or other documents to be submitted to any agencies specified in section 12(i) of the Act, and similar items. [Amended in Release No. 35-26031 (P. 85.337) effective May 31, 1994. 59 F.R. 21922.]

   (c) Supplemental statement - Any person filing an advance statement on Form U-12(I)-B shall file a supplement to such advance statement within 30 days after the end of the period covered thereby, and in no event later than January 30th of the following year, giving the information specified in Items 5 and 6 thereof. Any such person renewing such advance statement may combine the renewal and supplement in the same statement.



                                 Form U-12(I)-B

                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                          Three year period ending 2002

                      FORM U-12(I)-B (THREE-YEAR STATEMENT)

                     Statement Pursuant to Section 12(i) of
                   Public Utility Holding Company Act of 1935 by a Person Regularly Employed or Retained by a Registered Holding Company
                  or a Subsidiary Thereof and Whose Employment
                      Contemplates Only Routine Expenses as
                             Specified in Rule 71(b)
  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement.

                  James S. Smyczynski
                  10 Lafayette Square
                  Buffalo, New York 14203

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph
(b) of Rule U-71.

                  None

3. Registered   holding  companies  and  subsidiary   companies  by  which  the
undersigned is regularly employed or retained.

                  National Fuel Gas Company (registered holding company) National Fuel Gas Distribution Corporation (subsidiary)

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

         The undersigned is the General Manager of Financial Accounting for National Fuel Gas Distribution Corporation. He will represent National Fuel Gas system companies, as and when appropriate, in connection with various matters before the Securities and Exchange Commission, the Federal Energy Regulatory Commission, Congress, and the staffs, members or subcommittees thereof.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

         James S. Smyczynski          National Fuel Gas Distribution Corporation

                  Salary or other compensations

         received                           to be received
           (a)                                    (b)
         1997     *                         2000     *
         1998     *                         2001     *
         1999     *                         2002     *

         *        Filed Under Confidential Treatment Pursuant to Rule 104(b)

    (b)  Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4, above, and the source or sources of reimbursement for same.

   (a)   Total amount of routine expenses charged to client:    0
                                                              -----
   (b)   Itemized list of all other expenses:  No other expenses.


Date:  June 7, 2000          (Signed)  /s/  James S. Smyczynski
                                       -----------------------------------------

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.

Rule U-71. Statements to be filed pursuant to Section 12(i) of the Act.

   (a) Ten-day statement - Any person who engages in any activity within the scope of Section 12 (i) of the Act, shall file with the Commission within 10 days after the date of such activity a statement on Form U-12(I)-A, except as to activity within the scope of any advance statement on Form U-12(I)-B, which is duly filed in accordance with paragraph (b).

   (b) Advance statement - An advance statement, covering anticipated activity for the remainder of the present calendar year and the next two calendar years, may be filed on Form U-12(I)-B by any person (whether or not the compensation of such person has been fixed in advance) who is a salaried officer or employee or an attorney, accountant or other expert regularly retained by any company or by companies in the same holding company system, or any person specially retained in connection with a particular proceeding or enterprise which is expected to involve a series of appearances or activities, if such employment or retainer does not contemplate any expenses other than ordinary personal, traveling or sustenance expenses, stationery, postage, telephone, telecopier and telegraphic service, stenographic and clerical assistance, expenditures for the printing of briefs or other documents to be submitted to any agencies specified in section 12(i) of the Act, and similar items. [Amended in Release No. 35-26031 (P. 85.337) effective May 31, 1994. 59 F.R. 21922.]

   (c) Supplemental statement - Any person filing an advance statement on Form U-12(I)-B shall file a supplement to such advance statement within 30 days after the end of the period covered thereby, and in no event later than January 30th of the following year, giving the information specified in Items 5 and 6 thereof. Any such person renewing such advance statement may combine the renewal and supplement in the same statement.



                                 Form U-12(I)-B

                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                          Three year period ending 2002

                      FORM U-12(I)-B (THREE-YEAR STATEMENT)

                     Statement Pursuant to Section 12(i) of
                   Public Utility Holding Company Act of 1935 by a Person Regularly Employed or Retained by a Registered Holding Company
                  or a Subsidiary Thereof and Whose Employment
                      Contemplates Only Routine Expenses as
                             Specified in Rule 71(b)
  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement.

                  John Solomon
                  10 Lafayette Square
                  Buffalo, New York 14203

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph
(b) of Rule U-71.

                  None

3. Registered   holding  companies  and  subsidiary   companies  by  which  the
undersigned is regularly employed or retained.

                  National Fuel Gas Company (registered holding company) National Fuel Gas Supply Corporation (subsidiary)

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

         The undersigned is the Deputy General Counsel of National Fuel Gas Supply Corporation. He will represent National Fuel Gas system companies, as and when appropriate, in connection with various matters before the Securities and Exchange Commission, the Federal Energy Regulatory Commission, Congress, and the staffs, members or subcommittees thereof.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

         John Solomon                       National Fuel Gas Supply Corporation

                  Salary or other compensations

         received                           to be received
            a)                                   (b)
         1997     *                         2000     *
         1998     *                         2001     *
         1999     *                         2002     *

         *        Filed Under Confidential Treatment Pursuant to Rule 104(b)

    (b)  Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4, above, and the source or sources of reimbursement for same.

   (a)   Total amount of routine expenses charged to client:    0
                                                              -----
   (b)   Itemized list of all other expenses:  No other expenses.


Date:  June 9, 2000            (Signed)  /s/  John Solomon
                                         ---------------------------------------

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.

Rule U-71. Statements to be filed pursuant to Section 12(i) of the Act.

   (a) Ten-day statement - Any person who engages in any activity within the scope of Section 12 (i) of the Act, shall file with the Commission within 10 days after the date of such activity a statement on Form U-12(I)-A, except as to activity within the scope of any advance statement on Form U-12(I)-B, which is duly filed in accordance with paragraph (b).

   (b) Advance statement - An advance statement, covering anticipated activity for the remainder of the present calendar year and the next two calendar years, may be filed on Form U-12(I)-B by any person (whether or not the compensation of such person has been fixed in advance) who is a salaried officer or employee or an attorney, accountant or other expert regularly retained by any company or by companies in the same holding company system, or any person specially retained in connection with a particular proceeding or enterprise which is expected to involve a series of appearances or activities, if such employment or retainer does not contemplate any expenses other than ordinary personal, traveling or sustenance expenses, stationery, postage, telephone, telecopier and telegraphic service, stenographic and clerical assistance, expenditures for the printing of briefs or other documents to be submitted to any agencies specified in section 12(i) of the Act, and similar items. [Amended in Release No. 35-26031 (P. 85.337) effective May 31, 1994. 59 F.R. 21922.]

   (c) Supplemental statement - Any person filing an advance statement on Form U-12(I)-B shall file a supplement to such advance statement within 30 days after the end of the period covered thereby, and in no event later than January 30th of the following year, giving the information specified in Items 5 and 6 thereof. Any such person renewing such advance statement may combine the renewal and supplement in the same statement.



                                 Form U-12(I)-B

                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                          Three year period ending 2002

                      FORM U-12(I)-B (THREE-YEAR STATEMENT)

                     Statement Pursuant to Section 12(i) of
                   Public Utility Holding Company Act of 1935 by a Person Regularly Employed or Retained by a Registered Holding Company
                  or a Subsidiary Thereof and Whose Employment
                      Contemplates Only Routine Expenses as
                             Specified in Rule 71(b)
  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement.

                  Ronald J. Tanski
                  10 Lafayette Square
                  Buffalo, New York 14203

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph
(b) of Rule U-71.

                  None

3. Registered   holding  companies  and  subsidiary   companies  by  which  the
undersigned is regularly employed or retained.

                  National Fuel Gas Company (registered holding company) National Fuel Gas Distribution Corporation (subsidiary) National Fuel Gas Supply Corporation (subsidiary) Horizon Energy Development, Inc. (subsidiary)
                  Horizon Energy Holdings, Inc. (subsidiary)

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

         The undersigned is the Vice President and Controller of National Fuel Gas Distribution Corporation; and Secretary/Treasurer of Horizon Energy Development, Inc. and Horizon Energy Holdings, Inc. He will represent National Fuel Gas system companies, as and when appropriate, in connection with various matters before the Securities and Exchange Commission, the Federal Energy Regulatory Commission, Congress, and the staffs, members or subcommittees thereof.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

         Ronald J. Tanski             National Fuel Gas Distribution Corporation

                  Salary or other compensations

         received                           to be received
           (a)                                    (b)
         1997     *                         2000     *
         1998     *                         2001     *
         1999     *                         2002     *

         *        Filed Under Confidential Treatment Pursuant to Rule 104(b)

    (b)  Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4, above, and the source or sources of reimbursement for same.

   (a)   Total amount of routine expenses charged to client:  $3,830.99
                                                              ---------
   (b)   Itemized list of all other expenses:  No other expenses.


Date:  June 5, 2000         (Signed)  /s/  Ronald J. Tanski
                                      ------------------------------------------

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.

Rule U-71. Statements to be filed pursuant to Section 12(i) of the Act.

   (a) Ten-day statement - Any person who engages in any activity within the scope of Section 12 (i) of the Act, shall file with the Commission within 10 days after the date of such activity a statement on Form U-12(I)-A, except as to activity within the scope of any advance statement on Form U-12(I)-B, which is duly filed in accordance with paragraph (b).

   (b) Advance statement - An advance statement, covering anticipated activity for the remainder of the present calendar year and the next two calendar years, may be filed on Form U-12(I)-B by any person (whether or not the compensation of such person has been fixed in advance) who is a salaried officer or employee or an attorney, accountant or other expert regularly retained by any company or by companies in the same holding company system, or any person specially retained in connection with a particular proceeding or enterprise which is expected to involve a series of appearances or activities, if such employment or retainer does not contemplate any expenses other than ordinary personal, traveling or sustenance expenses, stationery, postage, telephone, telecopier and telegraphic service, stenographic and clerical assistance, expenditures for the printing of briefs or other documents to be submitted to any agencies specified in section 12(i) of the Act, and similar items. [Amended in Release No. 35-26031 (P. 85.337) effective May 31, 1994. 59 F.R. 21922.]

   (c) Supplemental statement - Any person filing an advance statement on Form U-12(I)-B shall file a supplement to such advance statement within 30 days after the end of the period covered thereby, and in no event later than January 30th of the following year, giving the information specified in Items 5 and 6 thereof. Any such person renewing such advance statement may combine the renewal and supplement in the same statement.



                                 Form U-12(I)-B

                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                          Three year period ending 2002

                      FORM U-12(I)-B (THREE-YEAR STATEMENT)

                  Statement Pursuant to Section 12(i) of Public
                       Utility Holding Company Act of 1935
   by a Person Regularly Employed or Retained by a Registered Holding Company
                  or a Subsidiary Thereof and Whose Employment
                      Contemplates Only Routine Expenses as
                             Specified in Rule 71(b)
  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement.

                  Steven Wagner
                  10 Lafayette Square
                  Buffalo, New York 14203

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph
(b) of Rule U-71.

                  None

3. Registered   holding  companies  and  subsidiary   companies  by  which  the
undersigned is regularly employed or retained.

                  National Fuel Gas Company (registered holding company) National Fuel Gas Distribution Corporation (subsidiary)

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

         The undersigned is the Assistant Treasurer of National Fuel Gas Distribution Corporation. He will represent National Fuel Gas system companies, as and when appropriate, in connection with various matters before the Securities and Exchange Commission, the Federal Energy Regulatory Commission, Congress, and the staffs, members or subcommittees thereof.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

         Steven Wagner         National Fuel Gas Distribution Corporation

                  Salary or other compensations

         received                           to be received
           (a)                                    (b)
         1997     *                         2000     *
         1998     *                         2001     *
         1999     *                         2002     *

         *        Filed Under Confidential Treatment Pursuant to Rule 104(b)

    (b)  Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4, above, and the source or sources of reimbursement for same.

   (a)   Total amount of routine expenses charged to client:  $1,158.00
                                                              ---------
   (b)   Itemized list of all other expenses:  No other expenses.


Date:  June 5, 2000          (Signed)  /s/  Steven Wagner
                                       -----------------------------------------

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.

Rule U-71. Statements to be filed pursuant to Section 12(i) of the Act.

   (a) Ten-day statement - Any person who engages in any activity within the scope of Section 12 (i) of the Act, shall file with the Commission within 10 days after the date of such activity a statement on Form U-12(I)-A, except as to activity within the scope of any advance statement on Form U-12(I)-B, which is duly filed in accordance with paragraph (b).

   (b) Advance statement - An advance statement, covering anticipated activity for the remainder of the present calendar year and the next two calendar years, may be filed on Form U-12(I)-B by any person (whether or not the compensation of such person has been fixed in advance) who is a salaried officer or employee or an attorney, accountant or other expert regularly retained by any company or by companies in the same holding company system, or any person specially retained in connection with a particular proceeding or enterprise which is expected to involve a series of appearances or activities, if such employment or retainer does not contemplate any expenses other than ordinary personal, traveling or sustenance expenses, stationery, postage, telephone, telecopier and telegraphic service, stenographic and clerical assistance, expenditures for the printing of briefs or other documents to be submitted to any agencies specified in section 12(i) of the Act, and similar items. [Amended in Release No. 35-26031 (P. 85.337) effective May 31, 1994. 59 F.R. 21922.]

   (c) Supplemental statement - Any person filing an advance statement on Form U-12(I)-B shall file a supplement to such advance statement within 30 days after the end of the period covered thereby, and in no event later than January 30th of the following year, giving the information specified in Items 5 and 6 thereof. Any such person renewing such advance statement may combine the renewal and supplement in the same statement.